As filed with the Securities and Exchange Commission on August 29, 2012

Registration No. 333-140079

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALARION FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	20-3853173
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2005 STOCK PLAN

(Full title of the plan)

Matthew Ivers

Chief Financial Officer

One Northeast First Avenue

Ocala, Florida 34470

(352) 237-4500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies Requested to:

Richard Pearlman, Esq.

Igler & Dougherty, P.A.

2457 Care Drive

Tallahassee, Florida 32308

(850) 878-2411 Telephone

(850) 878-1230 Facsimile

EXPLANATORY STATEMENT

This post-effective amendment to the registration statement on Form S-8 (Registration No. 333-140079) (the “Registration Statement”) is being filed by Alarion Financial Services, Inc. (the “Registrant”) to deregister 450,000 shares of its common stock previously registered under the Registration Statement with respect to shares reserved for issuance under the Registrant’s 2005 Stock Plan (the “Plan”). Under the Registration Statement, 450,000 shares were registered for issuance under the Plan.

The Registrant has less than 2,000 shareholders and as a result of the JOBS Act which was enacted on April 5, 2012, is eligible to deregister its shares and therefore be exempt from the reporting requirements of the Securities Exchange Act of 1934, as amended. Such deregistration will become effective 90 days from filing the Form 15.

In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Registrant’s common stock which remain unsold at the termination of the offering, the Registrant removes from registration all shares of Registrant common stock registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ocala, State of Florida on August 15, 2012.

ALARION FINANCIAL SERVICES, INC.

/s/ Jon M. Kurtz
Jon M. Kurtz
Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons, in the capacities indicated, on August 15, 2012.

/s/ Carol R. Bosshardt	Director
Carol R. Bosshardt

/s/ Gloria W. Fletcher	Director
Gloria W. Fletcher

/s/ Loralee W. Hutchinson	Chairperson of the Board
Loralee W. Hutchinson

/s/ Matthew Ivers	Principal Financial Officer & Chief Financial Officer
Matthew Ivers

/s/ Jon M. Kurtz	Principal Executive Officer, President & Director
Jon M. Kurtz

/s/ Ignacio L. Leon	Director
Ignacio L. Leon

/s/ Job E. White	Director
Job E. White

/s/ Thomas W. Williams, Jr.	Director
Thomas W. Williams, Jr.